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Exhibit 3.6

CERTIFICATE OF AMENDMENT NO.2
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SIRTRIS PHARMACEUTICALS, INC.

        Sirtris Pharmaceuticals, Inc. a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        FIRST.    The amendment to the Corporation's Amended and Restated Certificate of Incorporation set forth below was duly adopted by the directors and by written consent of the stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), and written notice of the adoption of this Certificate of Amendment No. 2 to Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the DGCL to every stockholder entitled to such notice.

        SECOND.    That this shall be inserted as the second paragraph of Article FOURTH:

        Immediately upon the filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each five and one-quarter (5.25) shares of the Corporation's Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock of the Corporation. In addition, in accordance with Subsection 2(e)(vi)(2), the Conversion Price of each series of Preferred Stock in effect immediately prior to the Effective Time (the "Pre-Combination Conversion Price") shall, at the Effective time, be adjusted in accordance with the terms of such Subsection. Notwithstanding the foregoing, in the event that the conversion of the Common Stock described above would result in any holder of shares of Common Stock holding a share of Common Stock that is not an integral multiple of one, the effect of the conversion shall be such that the shares of Common Stock issued as a result of the conversion shall be the integral multiple of one closest to the quotient of the number of shares of Common Stock held by such holder divided by 5.25, with fractions of 0.50 and greater being rounded up to the next higher integral multiple of one and fractions less than 0.50 being rounded down to the next lower integral multiple of one. No consideration will be paid in lieu of fractional shares that are rounded down.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment No. 2 to be signed by its President this 11th day of April, 2007.

Sirtris Pharmaceuticals, Inc.
By:	/s/ CHRISTOPH WESTPHAL Christoph Westphal President

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  Exhibit 3.6